1 February 2017

Dear Wendy,

Congratulations on your promotion to Senior Vice President.

I’m proud of the work we’ve done to set up eBay for long-term success. In 2016, we built a solid foundation through a better product experience, a commitment to improve our customer service, and a renewed focus on growing our people. It’s taken a lot of strength and resolve to reach this point. Thank you.

Our combined efforts as a leadership team are reflected in our overall performance and our business results for the year. Your compensation is driven by our company’s results, your contribution and impact, and market data.

eIP

Under the 2016 eBay Incentive Plan, 75% of your annual bonus is based on the company’s financial performance and 25% is based on your individual performance. eBay exceeded its 2016 financial objectives. As a result, the company financial component of the annual bonus will pay out at 112% of target. Based on your performance, your individual bonus payout percentage is 175% of your individual target bonus. Therefore, based on your individual performance and that of the company, your annual bonus payout is 349,716 USD.

2017 Equity Grant
The largest portion of your compensation is delivered through stock-based compensation. On April 1, 2017, you will be awarded equity with an estimated value of 2,500,000 USD. Your 2017 Equity Focal will be granted based on an equity mix of 60% performance-based RSUs and 40% time-based RSUs. The time-based RSUs will vest on a quarterly vesting schedule.

Salary Review
You will receive a salary increase of 3.0%, which will result in a new annual salary of 515,000 USD, effective March 27, 2017.

Today, we’re playing offense by accelerating the business and transforming our culture. It’s an exciting time to be here. Your leadership is absolutely essential in order for us to reach our ambition of making eBay the place where the world shops first. I’m depending on you to always step up and deliver.

Thanks again,

/s/ Devin Wenig
Devin Wenig

2016 eBay Incentive Plan Details
Wendy Jones
00207273

The 2016 eBay Incentive Plan (eIP) recognizes your contributions to eBay. This program supports eBay’s pay for performance philosophy. Below are the details for your 2016 eIP payout.

2016 eIP PAYOUT CALCULATION (USD)

Components	Annual Bonus Target %		Weighting		Performance Score as a % of Target		Weighted Payout Percent		Annual Eligible Earnings		Annual Payout Amount
Financial	65%	x	75%	x	112%	=	54.60%	x	421,154	=	229,950
Individual	65%	x	25%	x	175%	=	28.44%	x	421,154	=	119,766
Total Annual eIP Plan Payout							83.04%		421,154		349,716

Note: The Annual Payout Amount was calculated using an unrounded Weighted Payout Percent. Weighted Payout Percent shown to two decimal points for display purposes only.

April 2017
Focal Activity Statement

Wendy Jones
00207273

TARGET TOTAL CASH COMPENSATION (USD)

Component	2016	2017	% Increase
Base Salary	500,000	515,000	3.0
Target EIP % (1)	65%	65%	0.0
Target eIP Amount (1)	325,000	334,750	3.0
Target Total Cash	825,000	849,750	3.0

EQUITY AWARDS (USD) (1), (2)

Award Type	2016		2017
	Estimate Award Value(3)	Award (#)	Estimated Value(4)	Award (#)
Restricted Stock Unit (RSU) (5)
Focal	2,000,000	83,362	1,000,000	TBD
Promo	200,000	6,264
Performance-Based Restricted Stock Unit (PBRSU)
PBRSU 2016-17(6)	300,000	9,395
PBRSU 2017-18(7)			1,500,000	TBD
Total Equity	2,500,000		2,500,000

Outstanding PBRSU Cycles (8)

Cycle	Target(9)			Payout
	Estimated Value	Award (#)	Estimated Value	Award (#)	Vested (3) As of 3/1/17	Unvested (#)
2016-17 Focal	300,000	9,395	TBD	TBD

Footnotes
(1) Your equity awards and eIP bonus are subject to clawback. The equity awards (and any cash payment or shares of eBay common stock delivered pursuant to an equity award) and eIP bonus are subject to forfeiture, recovery by the Company or other action pursuant to the applicable equity plan and award agreement and/or bonus plan and any clawback or recoupment policy which eBay Inc. (or any of the eBay companies) may adopt from time to time, including without limitation any such policy which eBay may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

(2) eBay Inc. grants equity awards pursuant to the terms and conditions of its current stock plans and the applicable award agreements. Any award is made on a discretionary and occasional basis. You have no contractual or other right to receive future awards under these plans and the awards are not part of compensation paid by your employer. eBay Inc. retains the right to amend, change or cancel the plans at its sole discretion.

eBay Inc.’s stock price varies, and the future value of eBay’s common stock is unknown and cannot be predicted with certainty. The actual value you may receive is dependent on, among other things, your continued employment through the applicable date of grant and vesting dates and the stock price at the time you sell your shares, less applicable taxes and withholdings. Please note that the estimated values reflected in your Focal Activity Statement have been rounded.

(3) For your 2016 RSU awards, the estimated value represents the intended grant date value, which is the U.S. dollar value of the award that was communicated to you.

(4) For your 2017 equity awards, the awards have been described as a U.S. dollar value in your Focal letter and this value has been used to reflect the estimated value. The awards will be converted to a number of shares using the following methodology:

(i)
For PBRSUs, the number of shares subject to the 2017-18 target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (described below) and rounding up to the nearest whole number of shares of eBay common stock.

(ii)
For RSUs, the number of shares to be granted will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (described below) and rounding up to the nearest whole number of shares of eBay common stock.

In accordance with eBay Inc. policy, the “Average eBay Closing Price” will be calculated based on the average of the closing prices of eBay common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) March 15, 2017.

(5) The RSUs will be awarded on April 1, 2017. Generally, the RSUs will vest and become non-forfeitable over four years as follows: 1/16th of the shares subject to the RSU award will vest on June 15th and an additional 1/16th of the shares subject to the RSU award will vest at the end of each three month period thereafter, subject to necessary withholding for applicable taxes and your continued employment with an eBay company on each vesting date. Your RSU agreement will be available through E*TRADE approximately 4 weeks from the date of grant with the terms and conditions of your award.

(6) The 2016-17 PBRSU cycle is a single 24-month performance period and any PBRSU award will be based on Company performance over the 2016-17 performance period. The PBRSUs subject to this award were granted on April 1, 2016. Any PBRSUs earned for this cycle will vest as to 50% of the earned shares in March 2018 and 50% of the earned shares in March 2019, subject to your continued employment with an eBay company.

(7) The 2017-18 PBRSU cycle is a single 24-month performance period and any PBRSU award will be based on Company performance over the 2017-18 performance period. The PBRSUs subject to this award will be granted on April 1, 2017. Any PBRSUs earned for this cycle will vest as to 50% of the earned shares in March 2019 and 50% of the earned shares in March 2020, subject to your continued employment with an eBay company.

(8) For the 2016-17 cycle, any PBRSU award will be based on Company performance over the 2016-17 performance period. Any PBRSUs earned for this cycle will vest as to 50% of the earned shares in March 2018 and 50% of the earned shares in March 2019, subject to your continued employment with an eBay company.

(9) The target estimated value is the U.S. dollar value associated with your target PBRSU award as described in your Focal letter.